PRESS RELEASE                                               December 4, 2000
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                             STRATESEC INCORPORATED
                                    ACQUIRES
                       SECURITY SYSTEMS INTEGRATION, INC.


Sterling, Virginia - STRATESEC Incorporated (AMEX: SFT) has acquired Security Systems Integration, Inc. ("SSI"), by the exchange of two million shares of STRATESEC's common stock for all the issued and outstanding shares of SSI. The two million shares of STRATESEC common stock consist of 1,650,000 newly issued shares and 350,000 shares previously issued and repurchased over the past two years, pursuant to STRATESEC's Stock Repurchase Program.

The Company believes the transaction qualifies as a pooling of interest; however, this is subject to final determination by the Company's auditors. If, on the other hand, it is accounted for on a purchase basis, goodwill is relatively insignificant. In any event, as a result of the merger, STRATESEC believes it will achieve $40 to 50 million of annual revenues, and earnings of 40 to 50 cents per share in year 2001.

Security Systems Integration, Inc. is a privately-held security systems company engaged in design, engineering, installation, maintenance, technical support services and training. Both SSI and STRATESEC have similar business models with SSI serving primarily the U.S. Government, and STRATESEC serving primarily the private sector. The companies will combine their businesses and consolidate their main offices and headquarters into one facility in Springfield, Virginia. Mr. Cameron Hashemi, founder of SSI, has become President/CEO of STRATESEC's Government Services Division and has been appointed to the Company's Board of Directors. Mr. Barry W. McDaniel has become the President/ CEO of STRATESEC's Corporate Services Division, and already serves as a board member.

STRATESEC's Chairman, Wirt D. Walker, III, stated: "This acquisition is dynamic, accretive and synergetic. It broadens our business base, enhances our capabilities, operating efficiencies, and financial condition, and accelerates potential revenue and profitability growth."

STRATESEC, Incorporated is a fully integrated single source security systems company. The company provides consulting and planning, engineering and design, systems integration, and maintenance and technical support services to commercial and government clients worldwide. STRATESEC has completed security projects for airports, corporations, utilities, prisons, universities, and federal, state and local governments.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information contact:

Wirt D. Walker, III
Chairman
(202) 965-0777